Exhibit 10.1

CAPITAL BANK
DEFINED BENEFIT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Defined Benefit Supplemental Executive Retirement Plan is adopted by Capital Bank Corporation (the “Corporation”) AND Capital Bank (the “Bank”), effective as of May 24, 2005.

The Plan is established and is to be maintained for the benefit of a select group of the Employer’s management or highly compensated employees. The purposes of the Plan are to offer benefits to supplement retirement benefits under the Employer’s tax-qualified retirement plan and to prevent participants from entering into competitive business ventures with the Employer, from appropriating confidential information proprietary to the Employer to his personal benefit, or otherwise from acting in a manner that is injurious to the Employer’s interests.

The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

ARTICLE I-DEFINITIONS

The following terms, as used herein, unless a different meaning clearly is implied by the context, shall have the following meanings:

1.1     BENEFICIARY means any person or persons so designated in accordance with the provisions of Article V.

1.2     BENEFIT means the total supplemental retirement amount, after all offsets and vesting provisions, accrued and to be paid for the benefit of the Participant as determined under the Plan.

1.3     BENEFIT COMMENCEMENT DATE means the date on which Benefits under the Plan are to commence following the Participant’s termination of employment with the Employer as provided herein.

1.4     BENEFIT PERCENTAGE means a percentage of each Participant’s Compensation as established by the Board to be used for purposes of calculating the Participant’s Target Benefit under the Plan.

1.5     BOARD means the Board of Directors of the Employer or a committee designated by the Board of Directors that will be responsible for the administration and oversight of the Plan.

1.6     CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.7     COMPENSATION means the average annualized salary received by a Participant within the three (3) years prior to the Participant’s termination of employment with the Employer or current salary if employed less than three years with Employer. For purposes of this Plan, the term Compensation excludes any compensation from bonuses, profit sharing, deferred compensation, stock options, restricted stock or any other similar form of wages or compensation paid in addition to the Participant’s annualized base salary for a given year.

1.8     EFFECTIVE DATE means the effective date of this Plan, which shall be May 24, 2005.

1.9     EMPLOYER means Capital Bank Corporation and subsidiaries, or its successors and assigns, unless otherwise herein provided, or any other corporation or business organization that, with the consent of Capital Bank Corporation or its successors or assigns, assumes the Employer’s obligations hereunder.

1.10     ERISA means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

1.11     NORMAL RETIREMENT DATE means the date on which a Participant attains fifty-eight (58) years of age.

1.12     PARTICIPANT means a member of a select group of the Employer’s management or highly compensated employees within the meaning of Sections 201 (2), 301 (a)(3), and 401 (a)(1) of ERISA. Participants will be approved by the Employer’s Board of Directors or a committee of the Board of Directors designated such authority by the Board of Directors. The Board (or appropriate committee) shall also determine the effective date of a Participant’s eligibility for accruing Years of Service under the Plan.

1.13     PIA means the Primary Insurance Amount under Social Security. When determined at an age other than Social Security retirement age, PIA reflects future compensation (from age at determination to Social Security retirement age) equal to compensation in the last calendar year before the determination date. For the year of determination, PIA reflects the greater of actual compensation or compensation in the last calendar year before the determination date.

1.14     PLAN means this Capital Bank Defined Benefit Supplemental Executive Retirement Plan, as amended from time to time.

1.15     PLAN YEAR means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.16     QUALIFIED PLAN means the Capital Bank 401(k) Retirement Plan, as it may be amended from time to time.

1.17     YEARS OF SERVICE means the number of years a Participant has performed at least 1,000 hours of service for the Employer in the calendar year in which the Board approved the employee as a Participant in the Plan and each subsequent year the employee remained a Participant in the Plan as well as any credit for service for prior years under Section 3.7.

ARTICLE II-BENEFITS

2.1     PARTICIPANT’S TARGET BENEFIT. A Participant’s “Target Benefit” to be paid under this Plan shall be an amount equal to a Participant’s Benefit Percentage multiplied by the Participant’s Compensation (as such term is defined in Section 1.7) reduced by the following offset amounts: (i) the maximum allowed Employer matching contributions to the Qualified Plan without regard to whether the Participant actually participated at a level to receive the maximum matching contribution unless the reason for participating at a lower level is due to the constraints under any law or regulation in order that the Qualified Plan maintains its qualified plan status under ERISA accumulated over the Participant’s employment with Employer plus an annualized earnings credit to the matching contribution of 2% annually. The accumulated amount of matching contributions and earnings will then be divided by the Benefit Period as defined in Section 4.2 to determine the annual offset amount; (ii) benefits provided under any future retirement plan or program which provides Employer-paid retirement benefits from a defined benefit plan other than this Plan for the Participant; (iii) Employer paid costs provided under any future retirement plan or program which provides benefits under a defined contribution benefit plan and (iv) 50% of the Participant’s estimated annualized PIA benefit at the date of termination of employment with Employer.

All calculations performed with respect to determining a Participant’s Target Benefit shall be performed using reasonable actuarial and other assumptions, consistently applied and consistent with one another. The Employer may, in its discretion, attach as a schedule hereto prescribed actuarial and other assumptions that will be used to determine the Participant’s Benefit under the Plan.

2.2     BENEFICIARY’S BENEFIT. The Beneficiary’s Benefit payable hereunder shall be calculated as determined by the provisions of Section 4.3 depending on whether the Participant’s death occurs while employed by the Employer or after termination of employment with the Employer.

All lump sum payments for reason of a Participant’s death shall be calculated by present valuing to the payment date, using a discount rate equal to the yield of a ten year constant maturity US Treasury security, a stream of payments assuming the Participant’s Benefit would commence or continue on the date of the Participant’s death and be payable for the number of periods described in Section 4.3.

ARTICLE III-ENTITLEMENT TO BENEFITS

3.1     RETIREMENT. If the Participant terminates employment with the Employer for reasons other than death or Disability, the Participant’s Benefit shall be payable according to the provisions of Article IV unless the Participant forfeits rights to his or her Benefits under the Plan pursuant to Section 3.7.

3.2     DEATH. If a Participant dies prior to his or her termination of employment with the Employer, the Participant’s Benefit shall become fully vested and be payable to the Participant’s designated Beneficiary in accordance with the provisions of Section 2.2 and Article IV.

3.3     VESTING. Provided there has not been a Change in Control as defined in Section 3.5 below and that the Participant has not terminated employment due to death or Disability, a Participant’s Benefit amount accrued under the Plan shall vest and become payable in accordance with the following vesting schedule (the “Vesting Schedule”):

Years of Service	Vested Benefit
0-3 Years of Service	0%

4 Years of Service	20%

5 Years of Service	40%

6 Years of Service	60%

7 Years of Service	80%

8 Years of Service	100%

Accordingly, any Participant who terminates employment with the Employer, prior to a Change in Control, for any reason other than death or Disability without eight (8) or more Years of Service shall be entitled only to a percentage of the total Benefit potentially payable to the Participant under the Plan as corresponds to the Participant’s Vested Benefit percentage set forth in the above Vesting Schedule.

3.4     DISABILITY. In the event a Participant terminates employment with the Employer due to Disability, the Participant shall become 100% vested in any Participant’s Target Benefit earned as of the date of Disability. In such cases, the Participant’s annual Target Benefit amount as determined under the Plan shall be paid to the disabled Participant for a period of years equal to the total Years of Service the Participant earned under the Plan up to a maximum of seventeen (17) years. For example, a Participant who terminates due to a Disability after five (5) Years of Service would be entitled to 100% of the Participant’s Target Benefit amount to be paid out for a period of five (5) years. In the event a Participant becomes permanently disabled following termination of employment with the Employer, Benefits shall be paid out in accordance with Article IV based on the Participant’s Vested Benefit at the time of termination. For purposes of this Plan, the term “Disability” shall mean any physical or mental impairment which, in the opinion of the Board, constitutes a “disability” as such term is defined in Section 409A of the Code and the regulations thereunder.

3.5     CHANGE IN CONTROL.

    (a)        Definition of Change in Control. For purposes of this Plan, the term “Change in Control” shall mean any of the following:

    (i)        Any “person” (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) acquiring “beneficial ownership” (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation, the parent holding company of the Bank, representing more than fifty percent (50%) of the total fair market value or total voting power of the Corporation’s then outstanding voting securities (the “Voting Power”), but excluding for this purpose an acquisition by the Corporation or by an employee benefit plan (or related trust) of the Corporation.

    (ii)       The shareholders of the Corporation approve a reorganization, share exchange, merger or consolidation related to the Corporation following which the owners of the Voting Power of the Corporation immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than forty percent (40%) of the Voting Power of the Corporation.

    (iii)        A majority of the Corporation’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of such appointment or election.

    (iv)       The shareholders of the Corporation approve a complete liquidation or dissolution of the Corporation, or a sale or other disposition of all or greater than 60% of the assets of the Corporation.

In no event, however, will a “Change in Control” include a transaction, or series of transactions, whereby the Corporation or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of the Corporation prior to such transaction or series of transactions.

    (b)        Benefits upon a Change in Control. In the event of a Change of Control while a Participant is employed by Employer, a Participant’s annual Benefit to be paid under this Plan shall be deemed fully vested for purposes of Section 3.3 and shall be payable for a period of seventeen (17) years regardless of the Participant’s actual Years of Service with the Employer.

3.6     PRIOR SERVICE. The Board (or appropriate Committee of the Board) may provide Participants with credit for Years of Service for periods prior to the Effective Date of the Plan.

3.7     FORFEITURE. Notwithstanding any other provisions of this Plan to the contrary, the Participant and his or her Beneficiary shall forfeit all then-unpaid Benefits under the Plan upon the occurrence of any of the following events: (i) without the Employer’s prior written consent, the Participant becomes within two (2) years following termination of employment with Employer a senior officer, independent contractor, advisor, director, or ten percent (10%) or more shareholder, directly or indirectly, of a for-profit enterprise engaged in the business of banking within thirty (30) miles of the Participant’s principal business office at any time within the three years prior to the termination of Participant’s employment with Employer; (ii) the Participant makes any materially disparaging public disclosures about the Employer following the termination of his or her employment relationship with the Employer; (iii) if the Board determines that the Participant’s separation from employment by Employer is based on fraud, dishonesty, conviction of, or pleading guilty to, a felony, or embezzlement from the Employer; or (iv) without the Employer’s prior written consent, the Participant uses any of the Employer’s proprietary information for business gain following his or her termination of employment with the Employer. The provisions of this Section shall not be applicable in the event of a Change of Control.

ARTICLE IV-DISTRIBUTION OF BENEFITS

4.1     AMOUNT. The total annual Benefit payable to the Participant (or his or her Beneficiary or Beneficiaries) shall be determined by taking the Participant’s Target Benefit determined under Section 2.1 and multiplying that amount by the applicable vesting percentage determined in accordance with the Vesting Schedule under Section 3.3 of the Plan. A Participant’s annual Benefit amount shall be divided into four (4) equal payments and paid to Participants on a quarterly basis, unless the Plan otherwise provides.

4.2     BENEFIT PERIOD. A Participant’s annual Benefit to be paid in accordance with Section 4.1 shall be paid to the Participant in quarterly payments for a number of years equal to the number of Years of Service the Participant has earned with the Employer not to exceed a maximum of seventeen (17) Years of Service. Notwithstanding any other provisions of this Plan to the contrary, in the event of a Change in Control while the Participant is employed by the Employer, the Participant shall receive credit for seventeen (17) Years of Service with the Employer and Benefits due under this Plan shall be calculated and paid out accordingly.

4.3     COMMENCEMENT AND TIMING OF BENEFIT PAYMENTS.

    (a)        Normal Retirement. The anticipated Normal Retirement Age for commencement of Benefit payments is the date on which a Participant attains fifty-eight (58) years of age. Except as otherwise provided herein, Benefits under the Plan shall commence being paid to a Participant as soon as practicable following the later of the date the Participant (i) terminates employment with the Employer, or (ii) attains age 58. Commencement of Benefits under this Plan to be paid to a “Key Employee” (as such term is defined in Code Section 409A and the regulations thereunder) following termination of employment shall be delayed for the minimum period required to comply with Section 409A of the Code.

    (b)        Early Retirement. Notwithstanding the foregoing, a Participant may, within 30 days of the date the Participant begins participating in the Plan, instead elect to have Benefits commence as soon as practicable following a Participant’s termination of employment prior to attaining age fifty-eight (58) provided the Participant’s annual Benefit is reduced to reflect such early retirement election. For such purposes, the reduction factor to be applied to the Participant’s normal retirement Benefits shall be calculated by multiplying two percent (2%) times the number of whole years away from age 58 the Participant is at the time of termination. This reduction factor shall then be multiplied by the vested annual Benefit amount determined in accordance with Section 4.1 above to determine the Participant’s early retirement benefit under the Plan. Commencement of such Benefits to be paid to “Key Employees” following termination of Employment with the Employer shall be automatically delayed for the minimum period required in order to comply with Section 409A of the Code. A Participant’s election to commence benefits prior to age 58 must be made upon an individual first becoming a Participant in the Plan. This election may be changed only in accordance with the provisions of Section 409A of the Code after the initial election.

    (c)        Benefits for Participants Dying While Employed by the Employer; Benefits upon a Change in Control. In the event of a Participant’s death while employed by Employer or in the event of a consummation of a Change in Control as defined in Section 3.5(a), the payment of Benefits due under the Plan shall be paid in a lump sum as soon as practical after such event. In such cases, a Participant’s Benefit shall be paid in a lump sum calculated as if payable for seventeen (17) years regardless of the Participant’s actual Years of Service with the Employer. The lump sum amount shall be present valued to the payment date using a discount rate equal to the yield of a ten year constant maturity treasury security and assuming Benefits would have been paid over the seventeen years after an event covered by this section occurred.

    (d)        Death after termination of Employment. In the event of the death of a Participant following termination of employment with the Employer, any remaining Benefits due under this Plan shall be paid to the designated Beneficiary in a lump sum as soon as practicable following the Participant’s death. The lump sum Benefit shall be calculated based on the Participant’s actual Years of Service with the Employer reduced for Benefits already paid the Participant, if any, present valued to the payment date using a discount rate equal to the yield of a ten year constant maturity treasury security.

    (e)        Disability. In the event a Participant becomes permanently disabled, Benefits due under this Plan shall be determined in accordance with Section 3.4 and paid to the Participant on a quarterly basis commencing as soon as practicable following the Employer’s certification of the Participant’s Disability.

4.4     METHOD OF PAYMENT.

    (a)        Form of Benefits. All distributions under the Plan shall be made in cash.

    (b)        Timing and Manner of Distribution. Normal retirement payments shall commence upon the later of a Participant’s termination of employment or the attainment of age fifty-eight (58) and shall be paid in quarterly amounts as provided above unless the Plan expressly provides for an alternative time and manner of distribution. Quarterly payments due under the Plan shall equal the amount determined in accordance with Section 4.1 above which shall be paid to Participants no later than the end of each calendar year quarter.

4.5     TAXES. The withholding of taxes will be in accordance with Section 409A of the Code; however, unless otherwise specified by Section 409A of the Code or the applicable regulations thereunder, no federal or state withholding taxes will be withheld from any Benefits payable under this Plan unless instructed by the Participant and the Employer agrees to process distributions in a manner consistent with its recurring payment process which facilitates the withholding of taxes.

ARTICLE V-BENEFICIARIES; PARTICIPANT DATA

5.1     DESIGNATION OF BENEFICIARIES. The Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such Benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation by the Participant will revoke all prior designations by the Participant, shall be in the form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any Benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such Benefit payment to the Participant’s spouse, if any, or the Participant’s estate, if the Participant has no spouse.

5.2     INFORMATION TO BE FURNISHED BY PARTICIPANT AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANT OR BENEFICIARIES. Any communication, statement, or notice addressed to the Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for the Participant or any Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies the Participant or any Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amounts to any one or more or all of such next of kin in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for imputed interest in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or Beneficiary to whom it was payable. If a benefit payable to the Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE VI-ADMINISTRATION AND RECORDKEEPING

6.1     ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Board of the Employer shall have the sole responsibility for, and sole control of, the operation, administration, and recordkeeping of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

    (a)        Exercise discretion in interpreting or construing the Plan and resolve all questions or disputes that may arise hereunder, including the power to determine the status and rights of a Participant (or a Participant’s Beneficiaries and their respective benefits), and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

    (b)        Adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

    (c)        Implement the Plan in accordance with its terms and the rules and regulations adopted as above; and

    (d)        Make determinations concerning the crediting and distribution of each Participant’s Benefits.

6.2     UNIFORMITY OF DISCRETIONARY ACTS. Whenever, in the administration or operation of the Plan, discretionary actions by the Employer are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken that shall discriminate in favor of any particular person or group of persons. Review of all discretionary acts, determinations, or decisions by the Board (or committee appointed by the Board for such purposes) shall be limited to review under an arbitrary and capricious standard.

6.3     LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer. Except as may be otherwise required by law, neither the Participant nor any Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

6.4     CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Board of the Employer, and said Board shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

    (a)        The specific reason or reasons for denial, with specific references to the Plan provisions on which the denial is based;

    (b)        A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

    (c)        An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Board of the Employer to the Claimant within the initial ninety (90) day period, and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Board of the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied. Any Claimant (or such Claimant’s authorized representative) whose claim is denied or deemed to be denied under the preceding sentence may, within sixty (60) days after the Claimant’s receipt of notice of the denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the receipt by the Board of the Employer of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Board (or appropriate committee of the Board) of the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE VII-AMENDMENT

7.1     RIGHT TO AMEND. The Board, by written instrument, shall have the right to amend the Plan at any time with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive the Participant or any Beneficiary of a right accrued hereunder whether vested or unvested prior to the date of the amendment, including the right to receive the payment of his or her Benefit upon a benefit entitlement event, or earlier as provided herein.

7.2     AMENDMENT REQUIRED BY LAW. Notwithstanding the provisions of Section 7.1, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Board, in order to ensure that the Plan is characterized as a non-qualified plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201 (2), 301 (a)(3), and 401 (a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE VIII-TERMINATION

8.1     EMPLOYER’S RIGHT TO TERMINATE PLAN. The Board of Directors of the Employer reserves the right, at any time, to terminate the Plan; provided, however, that no such termination shall deprive the Participant or any Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her Benefit notwithstanding the Vesting Schedule set forth in Section 3.3 above. Benefits will be distributable to the Participant pursuant to the terms of Article IV and payable for the applicable benefit period.

8.2     AUTOMATIC TERMINATION OF PLAN. Except in the case of an adoption by a successor to the Employer as provided in Section 8.3, the Plan shall terminate automatically with respect to accrual of future Benefits upon the dissolution of the Employer or upon the Employer’s merger into or consolidation with any other corporation or business organization that does not specifically adopt and agree to continue the Plan; provided, however, that no such termination shall deprive the Participant or any Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her Benefit. In no event, however, shall such automatic termination of the Plan provided in this Section entitle any Participant to accelerated distribution or receipt of Benefits under this Plan to the extent such distributions are prohibited by Code Section 409A. Upon an automatic termination, a Participant’s Benefits shall remain distributable to Participants pursuant to Article IV unless otherwise expressly provided as part of the termination.

8.3     SUCCESSOR TO EMPLOYER. Any corporation or other business organization that is asuccessor to the Employer by reason of a consolidation, merger, or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If within thirty (30) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be terminated automatically, and the provisions of Section 8.2 shall become operative.

ARTICLE IX-MISCELLANEOUS

9.1     LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan or any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to the Participant or any other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision.

9.2     CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein. For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the state of North Carolina shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give a Participant the right to be retained in the service of the Employer or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of any general unsecured creditor of the Employer.

9.3     SPENDTHRIFT PROVISION. No amount payable to a Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by Code Section 409A or other applicable law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void. Nor will any benefit hereunder be in any manner liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayment of benefits previously made to the Participant or any Beneficiary, if applicable; the transfer of benefit rights from the Plan to another plan; or the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that the Participant’s or any Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.